Exhibit 23.3

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement No. 333-190457 on Form S-3 of Chesapeake Energy Corporation of all references to our firm and information from our reserves report dated February 14, 2014, entitled “Chesapeake Energy Corporation Northern and Southern Divisions Estimated Future Reserves and Income Attributable to Certain Leasehold and Royalty Interests as of December 31, 2013”, included in or made a part of the Chesapeake Energy Corporation Annual Report on Form 10-K for the year ended December 31, 2013 filed on February 27, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.
TBPE Registration No. F-1580

Houston, Texas

April 10, 2014